Exhibit 99.1

Longs Reports Preliminary July Revenues

WALNUT CREEK, CA (August 3, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $376.9 million for the four-week period ended July 27, 2006, a 9.1% increase from total revenues of $345.3 million in the comparable period a year ago.

Preliminary July total retail drug store sales were $357.8 million, an increase of 4.4% from $342.6 million in the comparable period last year. Pharmacy sales were 50.7% of total drug store sales compared with 48.8% a year ago. Retail drug store same-store sales increased 2.4% compared with last year. Pharmacy same-store sales increased 5.4% and front-end same-store sales decreased 0.3%.

Preliminary second quarter total revenues of $1.27 billion for the thirteen weeks ended July 27, 2006, were 9.6% higher than the $1.16 billion reported in the comparable period last year. Preliminary second quarter total retail drug store sales were $1.19 billion, a 3.9% increase from $1.15 billion in the comparable period last year. Pharmacy sales were 50.4% of total drug store sales during the period, compared with 48.3% a year ago. Retail drug store same-store sales increased 2.6% with pharmacy same-store sales increasing 6.4% and front-end same-store sales decreasing 0.9%.

Preliminary year-to-date total revenues of $2.53 billion for the twenty-six weeks ended July 27, 2006, were 9.5% higher than the $2.31 billion reported in the comparable period last year. Preliminary year-to-date total retail drug store sales were $2.36 billion, a 3.1% increase from $2.29 billion in the comparable period last year. Pharmacy sales were 50.8% of total drug store sales during the period, compared with 48.9% a year ago. Retail drug store same-store sales increased 2.0% with pharmacy same-store sales increasing 5.7% and front-end same-store sales decreasing 1.4%.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 500 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.